Exhibit 99.1

Sutter Rock Capital Corp. Announces Additional Adjustment

to Conversion Rate for Convertible Notes

Sutter Rock Provides Further 2019 Dividend Guidance

SAN FRANCISCO, Calif., December 31, 2019 (GLOBE NEWSWIRE) – Sutter Rock Capital Corp. (“Sutter Rock” or the “Company”) (Nasdaq:SSSS) today announced an adjustment to the conversion rate of its 4.75% Convertible Senior Notes due 2023 (the “Notes”) as a result of the Company’s cash dividend payable on January 15, 2020.

Effective as of December 31, 2019, the conversion price applicable to the Notes has been adjusted to $10.21 per share (97.9448 shares of the Company’s common stock per $1,000 principal amount of Notes) from the most recent conversion price of $10.39  per share (96.2265 shares of the Company’s common stock per $1,000 principal amount of Notes), which has been in effect since December 2, 2019. The adjustment to the conversion rate of the Notes was made pursuant to the supplemental indenture governing the Notes as a result of the Company’s cash dividend of $0.12 per share, payable on January 15, 2020 to the Company’s common stockholders of record as of the close of business on December 31, 2019. The ex-dividend date is December 30, 2019.

Notice of the conversion rate adjustment will be delivered to holders of the Notes and U.S. Bank National Association, as trustee, in accordance with the terms of the supplemental indenture governing the Notes.

Update to 2019 Dividend Guidance

Due to investment portfolio M&A activity closed through year-end, Sutter Rock does not anticipate declaring any additional dividends related to 2019.

About Sutter Rock Capital Corp.

Sutter Rock Capital Corp. (Nasdaq:SSSS) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. The fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. Sutter Rock is headquartered in San Francisco, CA. www.sutterrock.com

Forward-Looking Statements

Statements included herein, including statements regarding Sutter Rock's beliefs, expectations, intentions or strategies for the future, may constitute "forward-looking statements". Sutter Rock cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Risk factors, cautionary statements and other conditions which could cause Sutter Rock's actual results to differ from management's current expectations are contained in Sutter Rock's filings with the Securities and Exchange Commission. Sutter Rock undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

Contact

Sutter Rock Capital Corp.

(650) 235-4769

IR@sutterrock.com

Media Contact

Bill Douglass

Gotham Communications, LLC

Communications@sutterrock.com